Exhibit 10.30

AMENDMENT No. 1

TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this "Amendment") is made the 30th day of May 2003, to be effective as of the years indicated, by and between Robert C. Boehm ("Employee") and Steiner Leisure Limited, a Bahamas international business company (the "Company").

WITNESSETH:

WHEREAS, the Company and Employee entered into an Employment Agreement dated September 23, 2002 (the "Employment Agreement");

WHEREAS, it was determined by the Compensation Committee of the Board of Directors of the Company as reflected in resolutions on January 21, 2003 and dated March 7, 2003, respectively, that the Employment Agreement should be amended to exclude from the calculations of the incentive bonus thereunder the effect of the discontinued operations charge for 2002 and 2003 relating to the disposition of the Company's day spa assets; and

WHEREAS, the Company and Employee desire to amend the Employment Agreement to reflect the foregoing.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Compensation.

Section 3(a)(ii) of the Employment Agreement is hereby amended so that, as amended, it shall read as follows:

(ii) Incentive Bonus. Employee is eligible to receive a bonus (the "Incentive Bonus") equal to fifty percent (50%) of Base Salary tied to achieved Company budgeted Net Earnings (as defined below) for the respective year in the term. With respect to each Year during the term hereof, the Incentive Bonus shall be based on a budget for the four fiscal quarters of each Year hereunder, which budget includes an estimate of the Net Earnings for such Year and which budget shall have been approved for the purpose of the compensation payable hereunder by the Compensation Committee of the Board (the "Budget"). At the end of the Year , if the Company shall have met seventy-five percent (75%) of the Net Earnings set forth in the Budget ("Budgeted Net Earnings"), for the Year to date Employee shall be entitled to receive an amount equal to 0.250 times the Base Salary then in effect for the Year in question. During the term of this Agreement, in the event at the end of any Year in question, the Company has exceeded seventy-five percent (75%), up to and including one-hundred twenty-five percent (125%) of Budgeted Net Earnings for such Year , then for each one percent (1%) increase over seventy-five percent (75%) up to one hundred twenty-five percent (125%), the Employee shall be entitled to receive an additional amount equal to 0.010 times the Base Salary then in effect for the Year in question. In the event at the end of any such Year, the Company has exceeded one hundred twenty-five percent (125%) of Budgeted Net Earnings for such Year , then for each one percent (1%) increase over one hundred twenty-five percent (125%), the Employee shall be entitled to receive, in addition to the amounts payable for exceeding seventy-five percent (75%) of Budgeted Net Earnings, an amount equal to 0 .0050 times the Base Salary then in effect for the Year in question. Notwithstanding the foregoing, Employee shall not be entitled to receive any amount in excess of two and one-half percent (2.5%) of the Budgeted Net Earnings pursuant to this Section 3(a)(ii) for such Year. Any amount which Employee is entitled to receive herein, shall be payable within sixty (60) days after the end of the Year in question. For purposes of this Section 3(a)(ii), "Net Earnings" shall mean earnings of the Company before taxes, interest, depreciation and amortization determined in accordance with generally accepted accounting principles consistently applied, except that the calculation of Net Earnings shall not take into account the effect of the loss on disposal related to the discontinued operations charge for 2002 or 2003 in connection with the disposition of the Company's day spa assets. By way of clarification, except as otherwise provided herein, Employee shall not be entitled to receive the Incentive Bonus for any Year unless Employee is employed by the Company at the close of business on December 31st of that Year.

2. Effective Date. The effective date of the amendments to the Employment Agreement contained in this Amendment shall be January 1, 2003 (including with respect to the Incentive Bonus payment for 2002, which is payable after that date).

3. No Other Amendment. Except as set forth in this Amendment, all provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment 1 as of the day and year first above written.

Steiner Leisure Limited Employee

By:____________________________ _________________________

Name: Leonard I. Fluxman Robert C. Boehm

Title: President and Chief Executive Officer